Exhibit 99.04

Grant No.:
VERITAS SOFTWARE CORPORATION

DIRECTORS NONQUALIFIED STOCK OPTION GRANT

Optionee:
Social Security Number:
Address:

Total Shares Subject to Option:
Exercise Price Per Share:
Date of Grant:
Expiration Date:

     1. Grant of Option. VERITAS Software Corporation, a Delaware corporation (the “Company”), has granted to the optionee named above (“Optionee”) an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above (the “Shares”) at the exercise price per share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Grant and the Company’s 1993 Directors Stock Option Plan, as amended through January 12, 1997 (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

     2. Exercise Period of Option. Subject to the terms and conditions of the Plan and this Grant, this Option shall be exercisable as it vests. Subject to the terms and conditions of the Plan and this Grant, this Option shall vest as to            Shares subject to it on the last day of each calendar quarter (not to exceed                 Shares per year); provided that Optionee attended at least one Board meeting during such quarter and provided further that the Board meeting Optionee attended occurred after the date of grant. This Option shall be exercisable as it vests for a period of ten years and will fully vest as to any Shares that remain unvested on the day immediately preceding the tenth anniversary of the Start Date of such Option. This Option may not be exercised until the Plan, or in the case of Options granted pursuant to an amendment to the number of shares that may be issued under the Plan, the amendment has been approved by the shareholders of the Company as set forth in the Plan.

     3. Restriction on Exercise. This Option may not be exercised unless such exercise is in compliance with the 1933 Securities Act, and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares with the Securities and Exchange Commission (the “SEC”), any state securities commission or any stock exchange or national market system to effect such compliance.

     4. Termination of Option. Except as provided below in this Section, this Option shall terminate and may not be exercised if Optionee ceases to be a Board Member or a consultant of the Company. The date on which Optionee ceases to be a Board Member or a consultant of the Company shall be referred to as the “Termination Date.”

          4.1 Termination Generally. If Optionee ceases to be a Board Member or a consultant of the Company for any reason except death or disability, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee within six (6) months after the Termination Date, but in no event later than the Expiration Date.

          4.2 Death or Disability. If Optionee ceases to be a Board Member or a consultant of the Company because of the death of Optionee or the disability of Optionee within the meaning of Section 22(e)(3) of the Code, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative) within twelve (12) months after the Termination Date, but in no event later than the Expiration Date.

     5. Manner of Exercise.

          5.1 Exercise Agreement. This Option shall be exercisable by delivery to the Company of an executed written Directors Stock Option Exercise Agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Board or the committee thereof that administers the Plan, which shall set forth Optionee’s election to exercise some or all of this Option, the number of Shares being purchased, any restrictions imposed on the Shares and such other representations and agreements as may be required by the Company to comply with applicable securities laws.

          5.2 Payment. Payment for the Shares may be made (a) in cash or by check; (b) by surrender of shares of Common Stock of the Company that have been owned by Optionee for more than six (6) months (and which have been paid for within the meaning of SEC Rule 144 and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or were obtained by Optionee in the open public market, having a Fair Market Value equal to the exercise price of the Option; (c) by waiver of compensation due or accrued to Optionee for services rendered; (d) provided that a public market for the Company’s stock exists, through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (e) provided that a public market for the Company’s stock exists, through a “margin” commitment from Optionee and an NASD Dealer whereby Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (f) by any combination of the foregoing.

          5.3 Withholding Taxes. Prior to the issuance of the Shares upon exercise of this Option, Optionee shall pay or make adequate provision for any applicable federal or state withholding obligations of the Company.

          5.4 Issuance of Shares. Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares to be issued in the name of Optionee or Optionee’s legal representative.

     6. Nontransferability of Option. During the lifetime of Optionee, an Option shall be exercisable only by Optionee or by the Optionee’s guardian or legal representative, unless otherwise permitted by the Committee. No Option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

     7. Interpretation. Any dispute regarding the interpretation of this Grant shall be submitted by Optionee or the Company to the Company’s Board of Directors or the committee thereof that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or committee shall be final and binding on the Company and on Optionee. Nothing in the Plan or this Grant shall confer on Optionee any right to continue as a Board Member, employee, officer or consultant of the Company.

     8. Entire Agreement. The Plan and the Directors Stock Option Exercise Agreement are incorporated herein by this reference. This Grant, the Plan and the Directors Stock Option Exercise Agreement constitute the entire agreement of the parties hereto and supersede all prior undertakings and agreements with respect to the subject matter hereof.

VERITAS SOFTWARE CORPORATION

By:

Name:

Title:

ACCEPTANCE

     Optionee hereby acknowledges receipt of a copy of the Plan, represents that Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Plan and this Grant. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that Optionee should consult a qualified tax advisor prior to such exercise or disposition.

Optionee	Date